Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	3,274,241 shares (2)	$10.64 (3)	$34,837,924.24 (3)	$92.70 per $1,000,000	$3,229.48
Equity	Common Stock, $0.0001 par value per share	Other	175,900 shares (4)	$5.80 (5)	$1,020,220 (5)	$92.70 per $1,000,000	$94.57
Equity	Common Stock, $0.0001 par value per share	Other	145,300 shares (4)	$5.82 (5)	$845,646 (5)	$92.70 per $1,000,000	$78.39
Equity	Common Stock, $0.0001 par value per share	Other	171,300 shares (4)	$5.46 (5)	$935,298 (5)	$92.70 per $1,000,000	$86.70
Equity	Common Stock, $0.0001 par value per share	Other	68,900 shares (4)	$6.95 (5)	$478,855 (5)	$92.70 per $1,000,000	$44.39
Equity	Common Stock, $0.0001 par value per share	Other	5,600 shares (4)	$6.43 (5)	$36,008 (5)	$92.70 per $1,000,000	$3.34
Equity	Common Stock, $0.0001 par value per share	Other	124,500 shares (4)	$8.90 (5)	$1,108,050 (5)	$92.70 per $1,000,000	$102.72
Total Offering Amounts					$39,262,001.24		$3,639.59
Total Fee Offsets							—
Net Fee Due							$3,639.59

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (i) 1,939,393 shares issuable under the 2013 Stock Incentive Plan, (ii) 484,848 shares issuable under the 2013 Employee Stock Purchase Plan and (iii) 850,000 shares issuable under the 2022 Inducement Stock Incentive Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 23, 2022.

(4)

Consists of shares issuable under new hire inducement stock option awards granted between August 31, 2021 and January 31, 2022 to certain employees in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to their entering into employment with the registrant.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the exercise price of the applicable inducement stock option award.